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                                  EXHIBIT 23.3
                   CONSENT OF U.S. BANCORP PIPER JAFFRAY INC.



    We hereby consent to the references to our firm contained in the Registration Statement on Form S-3 of Bionova Holding Corporation ("Bionova") relating to the offering of rights to purchase shares of Bionova common stock. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



U.S. BANCORP PIPER JAFFRAY INC.
Minneapolis, Minnesota